Exhibit 99.1

Sanara MedTech Inc. Announces Unaudited Preliminary Results for the Fourth Quarter and Full Year 2021

FORT WORTH, TX / February 22, 2022 / Sanara MedTech Inc. (“Sanara” or the “Company”) (NASDAQ: SMTI), a provider of products and technologies for surgical and chronic wound care dedicated to improving patient outcomes, announced today certain unaudited preliminary results for the fourth quarter and full year 2021.

Selected Fourth Quarter and Full-Year 2021 Preliminary Results (Unaudited)

●	Total revenue of approximately $7.0 million for the three months ended December 31, 2021, compared to revenue of approximately $4.8 million for the three months ended December 31, 2020, representing a 47% increase.
●	Total revenue of approximately $24.1 million for the year ended December 31, 2021, compared to revenues of approximately $15.6 million for the year ended December 31, 2020, or a 55% increase from the prior year. The higher revenues in 2021 were primarily due to the continued execution of the Company’s strategy to expand its sales force and independent distribution network in both new and existing U.S. markets.
●	Cash and cash equivalents were approximately $18.7 million as of December 31, 2021.

Ron Nixon, Sanara’s Executive Chairman, stated, “Last year Sanara significantly expanded the number of facilities and geographic area in which our products are able to be sold. Reflective of these efforts, we ended 2021 with record sales results for both the fourth quarter and full year. At the same time, we continued to execute on our comprehensive wound and skin strategy by laying the foundation to offer our products and services to the wider post-acute wound care market.”

Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information. Our actual results may differ from these estimates as a result of the completion of our audit and other developments that may arise between now and the time our financial results for the fourth quarter and year are finalized.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes, and develops wound and skincare products for use by physicians and clinicians in hospitals, clinics, and all post-acute care settings and is seeking to offer wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara MedTech markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG™ Tissue Repair Graft and FORTIFY FLOWABLE™ Extracellular Matrix to the surgical markets as well as the following products to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution and HYCOL™ Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement, and cell compatible substrates. The Company believes it has acquired the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry. For more information, visit SanaraMedTech.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “anticipate,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expect,” “intend,” “may,” “plan,” “potential” “predicts,” “preliminary,” “project,” “seek,” “should,” “target,” “will,” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the Company’s expected revenue for the fourth quarter and full fiscal year ended December 31, 2021, the Company’s expected cash and cash equivalents as of December 31, 2021, our business strategy and mission, the development of new products and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as the preliminary financial information remains subject to changes and finalization based upon management’s ongoing review of results for the fourth quarter and full fiscal year 2021 and the completion of all quarter and year end closing procedures, uncertainties associated with the development and process for obtaining regulatory approval for new products, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.